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                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333 - 121263

                 PRICING SUPPLEMENT NO. 1615 DATED 27 JUNE 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF 40,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
                     CURRENTLY TOTALING A$ 1,662,118,000.00
                    (A$ 1,254,918,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the
                                             Government of Queensland

2.  Benchmark line:                          2013
                                             (to be consolidated and form a
                                             single series with QTC 6% Global A$
                                             Bonds due 14 August, 2013, ISIN
                                             US748305BD00)

3.  Specific Currency or Currencies:         AUD ("A$")

4.  (i)   Issue price:                       102.296%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in
          paid by Issuer:                    respect of the issue of the bond(s)
                                             described in this Pricing
                                             Supplement. Instead, QTC pays fees
                                             and commissions in accordance with
                                             the procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

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5.  Specified Denominations:                 A$1,000

6.  (i)   Issue Date:                        03 July 2006

    (ii)  Record Date (date on and from      6 February/6 August.. Security
          which security is Ex-interest):    will be ex-interest on and from 7
                                             February/7 August.

    (iii) Interest Payment Dates:            14 February/14 August

7.  Maturity Date:                           14 August 2013

8.  Interest Basis:                          6 per cent Fixed Rate

9.  Redemption/Payment Basis:                Redemption at par

10. Change of Interest Basis or              Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with
                                             all its other unsecured obligations

12. Method of distribution:                  Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:               6 percent per annum payable
                                             semi-annually in arrears

    (ii)  Interest Payment Date(s):          14 February and 14 August in each
                                             year up to and including the
                                             Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

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14. Final Redemption Amount:                 A$1,000 per bond of A$1,000
                                             Specified Denomination

15. Early Redemption Amount(s) payable on    Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                           Permanent Global Note not
                                             exchangeable for Definitive Bonds

17. Additional Financial Centre(s) or        Not Applicable
    other special provisions relating to
    Payment Dates:

18. Talons for future Coupons or Receipts    No
    to be attached to Definitive Bonds
    (and dates on which such Talons
    mature):

19. Other terms or special                   Not Applicable
    conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          27 June 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21. If non-syndicated, name and              Australia and New Zealand Group Ltd
    address of relevant Dealer:              530 Collins Street
                                             Melbourne VIC 3000

22. Whether TEFRA D or TEFRA C               TEFRA Not Applicable
    rules applicable or TEFRA rules
    not applicable:

23. Additional selling restrictions:         Not Applicable

LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ------------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.  LISTING

    (i)   Listing:                           Bourse de Luxembourg.

    (ii)  Admission to trading:              Application has been made for the
                                             bonds to be admitted to trading on
                                             the regulated market of the Bourse
                                             de Luxembourg with effect from the
                                             Issue Date.

2.  RATINGS

    Ratings:                                 The bonds to be issued have been
                                             rated:

                                             S&P:     AAA
                                             Moody's: Aaa

                                             An obligation rated 'AAA' by S&P
                                             has the highest credit rating
                                             assigned by Standard & Poor's. The
                                             obligor's capacity to meet its
                                             financial commitment on the
                                             obligation is extremely strong.

                                             Obligations rated Aaa by Moody's
                                             are judged to be of the highest
                                             quality with minimal credit risk.

                                             A credit rating is not a
                                             recommendation to buy, sell or hold
                                             securities and may be revised or
                                             withdrawn by the rating agency at
                                             any time. Each rating should be
                                             evaluated independently of any
                                             other rating.

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL

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    EXPENSES

    (i)   Reasons for the Offer:             See "Use of Proceeds" section in
                                             the prospectus supplement.

    (ii)  Estimated net proceeds:            Not Applicable.

    (iii) Estimated total expenses:          Not Applicable.

5.  YIELD

    Indication of yield:                     6.00%

                                             Calculated as 7 basis points less
                                             than the yield on the equivalent A$
                                             Domestic Bond issued by the Issuer
                                             under its Domestic A$ Bond Facility
                                             on the Trade Date.

                                             The yield is calculated on the
                                             Trade Date on the basis of the
                                             Issue Price. It is not an
                                             indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                         US748305BD00

    (ii)  Common Code:                       014569359

    (iii) CUSIP Code:                        748305BD0

    (iv)  Any clearing system(s) other       Not Applicable
          than Depositary Trust Company,
          Euroclear Bank S.A./N.V. and
          Clearstream Banking, societe
          anonyme and the relevant
          identification number(s):

    (v)   Delivery:                          Delivery free of payment

    (vi)  Names and addresses of             Not Applicable
          additional Paying Agent(s) (if
          any):